UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2004

Piper Jaffray Companies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31720	30-0168701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Suite 800, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(612) 303-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 9, 2004, the Board of Directors of Piper Jaffray Companies (the "Company"), upon recommendation of the Compensation Committee of the Board, took certain actions related to the compensation and benefits program for the Company’s non-employee directors, as follows:

Effective January 1, 2005, the non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors (the "Plan"), which was adopted by the Board on December 9, 2004, and is attached as Exhibit 99 to this Form 8-K. The Plan permits the Company’s non-employee directors to defer all or a portion of the cash fees payable to them for their service as a director of the Company for any calendar year. Amounts deferred by a participating director will be credited to a recordkeeping account established for that director and deemed invested in shares of Company common stock ("phantom stock units") as of the date the deferred fees otherwise would have been paid to the director. The fair market value of all phantom stock units credited to a director’s account will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in a single lump-sum cash payment following the director’s cessation of service as a non-employee director, in accordance with the terms set forth in the Plan. Directors who elect to participate in the Plan will not be required to pay income taxes on amounts deferred but will instead pay income taxes on the amount of the lump-sum cash payment paid to the director (or his or her beneficiary) at the time of such payment.

Non-employee directors will first be permitted to defer cash fees under the Plan in calendar year 2005. The Company’s obligations under the Plan are unsecured general obligations to pay in the future the value of the participant’s account pursuant to the terms of the Plan. No shares of Company common stock will be reserved, repurchased or issued pursuant to the Plan.

Effective January 1, 2005, each non-employee director will receive an annual cash retainer of $50,000 for service on the Board and its committees. The chairperson of the Audit Committee will receive an additional annual cash retainer of $8,000, and the chairperson of the other standing committees of the Board each will receive an additional annual cash retainer of $5,000. Upon his or her initial election to the Board, each non-employee director also will receive a stock option grant with a fair value of $20,000, and non-employee directors who continue their service on the Board following an annual meeting of the Company’s shareholders will receive an option grant with a fair value of $50,000 on the date of the annual meeting. The number of shares underlying each option grant will be determined using the Black-Scholes option-pricing model, and the option will be exercisable immediately, have a 10-year term and have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will be granted under the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan. Non-employee directors who join the Board after January 1 of any year will receive pro rata annual retainers and equity awards based on the number of months during the year in which they serve as a director.

Non-employee directors also may participate in the Company’s charitable gift matching program, pursuant to which the Company will match gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,000 per year. In addition, the Company will reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with their service on the Board and its committees.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibit

99 Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

December 15, 2004	By:	/s/ James L. Chosy

Name: James L. Chosy
Title: General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99	Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors